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Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (33-55135, 33-54717, 333-56725, 333-53853, 333-67805 and 333-74661) on Form S-3,
the Registration Statement (333-81943) on Form S-4, and the Registration Statements (333-38961, 33-54301, 33-51403, 33-32429, 33-32323, 33-30171, 2-93179
and 333-50370) on Form S-8 of our report dated February 8, 2002 with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation and our reports dated February 8, 2002 with respect to the consolidated statements of Federal-Mogul Ignition Company, Federal-Mogul Products, Inc., Federal-Mogul Powertrain, Inc., and Federal-Mogul Piston Rings, Inc. all of which are included in Federal-Mogul Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ Ernst & Young, LLP

Detroit, Michigan
March 26, 2002